Exhibit 21.1

Subsidiaries of Mesa Laboratories, Inc.

The following is a listing of subsidiaries of Mesa Laboratories, Inc., a Colorado corporation

Name	Country of Incorporation or Organization
Agena Bioscience China	China
Agena Bioscience GmbH	Germany
Agena Bioscience HK	China
Agena Bioscience, Inc.	United States
Beijing GKE Science & Technology Co. Ltd.	China
Gyros DE GmbH	Germany
Gyros Japan KK	Japan
Gyros Protein Technology AB	Sweden
Gyros U.K. Ltd.	United Kingdom
Gyros U.S. Inc.	United States
IBP Medical GmbH	Germany
Mesa Canada, Inc.	Canada
Mesa France SAS	France
Mesa Germany GmbH	Germany
Protein Technologies, Inc.	United States
SAL GmbH	Germany